EXHIBIT 99.1

Storage Technology Corporation                                303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130






NEWS RELEASE                                                   [STORAGETEK LOGO]

Contact:  Karla J. Kimrey                       Joe Fuentes
          Vice President, Investor Relations    Manager, Global Public Relations
          303-673-5020                          303-661-2523
          ask_stk@storagetek.com                Joe_Fuentes@storagetek.com


               SOLUTIONS AND SERVICES TO DRIVE STORAGETEK REVENUE

CFO Outlines Growth Strategy to Financial Community at Needham Growth Conference

LOUISVILLE, Colo., Jan. 9, 2003 - Hours after StorageTek(R) (Storage Technology Corp., NYSE:STK) pre-announced that fourth quarter financial results will exceed analysts' expectations, Bobby Kocol, StorageTek chief financial officer, reiterated the company's strategy at the Needham Growth Conference in New York. He said that the company is well positioned to grow its business in 2003 because it has the resources, the products, the services and the presence to address complex business issues better than its competitors.

With businesses under pressure to reduce spending while managing an increased volume of information, Kocol said, "Our Information Lifecycle Management approach is capable of addressing complex business issues and is enabling us to become a strategic storage solutions provider.

 "You can't just sell point products; you need a solution that helps customers address their business needs as well as the entire storage management environment. All information should not be treated in the same way," he said.

Additionally, StorageTek offers global services that help companies tie all the pieces together and understand how to appropriately plan and make the best use of their storage technology.

Kocol said the company achieved its 10th consecutive quarter of earnings growth because it took market share from its competitors. "We are positioned for success. We have increased operating cash flow. We are introducing more products. We are increasing storage networking penetration."

Kocol, stressing that the company has no debt and a strong cash position of $650 million, said, "StorageTek has the stability to succeed in challenging times and the flexibility to do the things we want to do to grow our business."


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NEEDHAM CONFERENCE WRAP UP                                                2-2-2/

For a replay of Mr. Kocol's presentation, visit the StorageTek website at http://storagetek.shareholder.com/medialist.cfm. The replay will be available through March 7, 2003.

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